FOR IMMEDIATE RELEASE	Tuesday, February 16, 2016

TEGNA Inc. Reports 2015 Fourth Quarter and Full Year Results

Highlights for the full year include the following:

•	Overall company revenue totaled $3.05 billion, growth of 2 percent on a pro forma, constant currency basis despite the absence of a record $200 million of Olympic and political spending in 2014

•	Adjusted EBITDA totaled $1.06 billion, an increase of 16 percent

•	Adjusted EBITDA margin of 35 percent, unchanged from 2014 despite the absence of substantial Olympic and political spending

•	Successfully completed long-term affiliation agreements with CBS and NBC and several significant retransmission agreements

Highlights for the fourth quarter include the following:

•	GAAP earnings from continuing operations of $0.69 per diluted share. Non-GAAP earnings from continuing operations of $0.53 per diluted share, an 8 percent year-over-year increase

•	Overall company revenue decline of 3 percent on a pro forma, constant currency basis reflecting primarily the absence of record political spending of $92.4 million in the same quarter last year

•	Media Segment revenues up 12 percent excluding incremental political advertising

•	Digital Segment revenues over 2 percent higher on a pro forma, constant currency basis

•	Adjusted EBITDA totaled $305.8 million resulting in an Adjusted EBITDA margin of 38 percent

•	Free cash flow and proceeds from headquarter building sale totaled $358 million

•	Building sale proceeds used to add $75 million to $750 million share repurchase authorization and redeem $180 million of fixed-rate debt

McLEAN, VA - TEGNA Inc. (NYSE: TGNA) today reported non-GAAP earnings per diluted share from continuing operations of $0.53 for the fourth quarter of 2015, an increase of 8.2 percent compared to $0.49 for the fourth quarter of 2014.

Gracia Martore, president and chief executive officer, said, “We are very pleased with our tremendous progress in our first six months operating as a highly-focused media and digital company. During that time, TEGNA Media successfully negotiated long-term network affiliation agreements and several carriage agreements, providing us with certain revenue streams for years to come. In TEGNA Digital, Cars.com achieved solid organic revenue growth driven by the success of several new products and CareerBuilder’s ongoing shift toward Software as a Service solutions helped fuel double-digit revenue growth for its SaaS products.”

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Martore continued, “We have accomplished a great deal over the last six months and we are well on our way to achieving the objectives we set forth at our Investor Day in June. We are more certain than ever that we have built a strong foundation for long-term growth and success. This, coupled with tail winds associated with the upcoming elections and 2016 Olympic Games, are expected to result in a banner year for TEGNA.”

In our ongoing effort to focus and streamline our operations, during the quarter we divested substantially all of the businesses in the Other Segment, primarily Clipper Magazine. As a result, the Other Segment is now reflected as Discontinued Operations in our Statements of Income for all periods presented. In addition, the sale of PointRoll was completed on November 12, 2015. PointRoll's results are included in the Digital Segment.

Beginning with 2016, we converted to a calendar fiscal year from a 52-week fiscal year to better reflect our media and digital peer group. In order to effectuate the change, the fourth quarter in 2015 was extended four days to December 31, 2015. Operating results in our Media Segment were impacted by the extra days.

On October 2, 2015, we announced the completion of the sale of our corporate headquarters for $270 million. We will continue to occupy a portion of the building rent-free for 18 months. During the fourth quarter, we renewed retransmission agreements with DISH and DirecTV and AT&T U-verse. We also executed long-term affiliation agreements with CBS and NBC. The outcome of all these significant negotiations was well within the parameters of the long-term plan we presented at our Investor Day in June of 2015.

The results for the fourth quarter of 2015 and the year-to-date period include results for Cars.com, which we fully acquired on October 1, 2014. The prior year year-to-date period does not include results for Cars.com for the first nine months, impacting the year-over-year comparisons for the year-to-date periods.

Unless otherwise noted, financial figures discussed below are on a Non-GAAP basis.

FOURTH QUARTER
CONTINUING OPERATIONS

The following table summarizes the year-over-year changes in select financial categories for both GAAP and Non-GAAP measures.

	GAAP		Non-GAAP
	Fourth Quarter 2015	Fourth Quarter 2014	Fourth Quarter 2015	Fourth Quarter 2014

Operating revenue	$805,264	$842,046	$805,264	$842,046
Operating expense	478,369	614,706	549,260	574,899
Operating income	$326,895	$227,340	$256,004	$267,147

Income from continuing operations	$155,942	$483,431	$119,334	$112,623

See Table 3 for reconciliations between the GAAP reported numbers to the Non-GAAP measure.

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In 2014's fourth quarter we achieved political revenue of $92.4 million. Despite the almost complete absence of that spending in 2015, consolidated fourth quarter operating revenues were only $36.8 million lower. Excluding incremental political advertising, Media Segment revenues would have been 11.9 percent higher. Digital Segment revenues were up 2.2 percent on a pro forma, constant currency basis.

Fourth quarter operating expenses declined 4.5 percent reflecting lower Digital Segment and corporate expenses and the absence of publishing-related unallocated costs. Corporate expenses were $16.6 million compared to $17.8 million in the fourth quarter a year ago. The decrease was driven by continuing efforts to create efficiencies. Corporate expenses include $1.7 million of non-cash rent expense.

Reported operating income increased 43.8 percent from the fourth quarter in 2014, due primarily to the gain on the sale of our corporate headquarters. Operating income was $256.0 million, reflecting primarily the absence of the aforementioned politically related advertising in the Media Segment.

Adjusted EBITDA (a non-GAAP term detailed in Table 4) totaled $305.8 million. The Adjusted EBITDA margin in the fourth quarter was 38.0 percent, relatively unchanged from the fourth quarter a year ago despite the absence of substantial political advertising.

Special items in the fourth quarter of 2015 resulted in a GAAP benefit of $0.16 per share and included primarily the gain on the sale of the corporate headquarters offset, in part, by workforce restructuring, facility consolidation and impairment charges. (Refer to Table 3 for a reconciliation of results on a GAAP and non-GAAP basis).

FOURTH QUARTER
TEGNA MEDIA

In the fourth quarter, the Media Segment achieved double-digit increases in retransmission fees and online revenues, as well as an increase in core advertising. However, overall Media Segment revenues were down due to the previously mentioned political advertising achieved in 2014. The four extra days in the quarter contributed approximately $11 million to Media Segment revenues.

The following table summarizes the year-over-year changes in select Media Segment revenue categories.

Media Segment Revenue Detail (Dollars in thousands)

	Fourth Quarter 2015	Percentage change from Fourth Quarter 2014

Core (Local & National)	$296,325	7%
Political	10,525	(89%)
Retransmission (a)	119,944	27%
Online	31,080	15%
Other	4,359	(16%)
Total	$462,233	(7%)

(a) Reverse compensation to networks is included as part of programming costs.

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Media Segment operating expenses totaled $254.9 million compared to $246.2 million in the fourth quarter a year ago. The 3.5 percent increase was due, in part, to higher programming fees. Operating income totaled $207.3 million while Adjusted EBITDA was $224.5 million.

Based on current trends, we expect the growth in Media Segment revenues for the first quarter of 2016 compared to the first quarter of 2015 to be in the range of 10 percent to 12 percent driven by increases in political advertising, retransmission revenue and digital revenue. The Super Bowl aired on 6 fewer of our stations in 2016 compared to 2015, moving from NBC to CBS in 2016. Excluding the impact of the Super Bowl, the percentage growth in core advertising is expected to be up in the low-single digits.

FOURTH QUARTER
TEGNA DIGITAL

The following table reconciles Digital Segment revenues reported on a GAAP basis to revenues presented on a pro forma, constant currency basis (a non-GAAP measure).

	Fourth Quarter
	2015	2014	Percentage Change

Digital Segment Revenue
Reported (GAAP Measure)	$343,031	$347,215	(1.2)%
Adjust for business sold	(3,736)	(13,275)	***
Constant currency impact	—	(1,939)	***
Total adjusted pro-forma revenue	$339,295	$332,001	2.2%

Digital Segment operating revenues in the quarter reflected continued revenue growth at Cars.com offset by revenue declines at CareerBuilder and the impact from the sale of our PointRoll business. Digital Segment revenues were 2.2 percent higher on a pro forma, constant currency basis.

Revenue growth of 5.7 percent at Cars.com reflects higher retail revenues by Cars.com direct sales channel and national sales offset by the absence of wholesale price increases which will occur in the first quarter of 2016. Direct sales rose 10.1 percent reflecting increases in unit volumes and revenue per dealer driven by new product sales. National revenue, primarily display advertising sold to auto manufacturers, was up 11.7 percent due, in part, to heavier traffic to mobile properties.

CareerBuilder revenue in the fourth quarter continues to be impacted by the transition to a greater concentration of SaaS products in conjunction with the strategic decision to reduce sales of certain lower margin advertising and services products as well as unfavorable exchange rates. As a result, revenue from Human Capital Software Solutions was up 16.5 percent in the quarter. CareerBuilder revenue was 4.2 percent lower on a constant currency basis.

Digital Segment operating income totaled $65.3 million and was flat compared to the fourth quarter of 2014. Adjusted EBITDA totaled $96.2 million resulting in an Adjusted EBITDA margin of 28.0 percent.

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FOURTH QUARTER
NON-OPERATING AND CASH FLOW ITEMS

Interest expense totaled $66.8 million in the quarter, a decline of $6.6 million from $73.4 million in the fourth quarter of 2014 due to lower average debt outstanding. During the quarter, we redeemed $180 million of our 7.125 percent senior notes due in 2018. The redemption will result in interest cost savings of approximately $30 million over the remaining life of that debt.

The substantial decline in reported other non-operating items reflects the $476.7 million write up of our investment in Classified Ventures in the fourth quarter of 2014. Other non-operating items in the fourth quarter totaled $2.6 million of income compared to $0.1 million in the fourth quarter of 2014.

The Non-GAAP fourth quarter 2015 effective tax rate decreased by 3.4 percentage points due to a reduction in the deferred tax liability recorded on our balance sheet as of year end. When these deferred tax items are reported on our state tax returns in the future, they will be subject to a lower tax rate than had been recorded previously, which creates a deferred tax benefit in 2015, reducing our effective tax rate.

Cash flow from operating activities for the fourth quarter was $133.9 million. Free cash flow (a non-GAAP measure) totaled $90.0 million for the quarter. Long-term debt outstanding was $4.2 billion and total cash was $129.2 million at year end. During the fourth quarter, we repurchased approximately 2.6 million shares of our outstanding stock for $70.5 million and paid dividends of $31.3 million, returning over $100 million to our shareholders.

FULL YEAR 2015
CONTINUING OPERATIONS

Total operating revenues for the full year totaled $3.05 billion, an increase of 16.2 percent compared to 2014. The increase reflects substantially higher Digital Segment revenues and slightly lower Media Segment revenues. Digital Segment revenues were 46.5 percent higher due to the acquisition of and organic growth at Cars.com. Media Segment revenue growth was negatively impacted by the absence of $200 million of political and Olympic revenue. Double digit growth in retransmission and online revenues as well as higher core advertising partially offset the absence of political and Olympic revenue.

Operating expenses were $2.20 billion, an increase of 18.2 percent compared to 2014, reflecting primarily the acquisition of Cars.com. Operating income totaled $849.2 million compared to $763.8 million in 2014, an increase of 11.2 percent while net income from continuing operations attributable to TEGNA was 16.3 percent higher.
Adjusted EBITDA was $1.06 billion in 2015 compared to $911.1 million in 2014, an increase of 15.9 percent. The Adjusted EBITDA margin in 2015 was 34.6 percent, unchanged from 2014 as Digital Segment margins improved 4.7 percent while Media Segment margins were negatively impacted by the absence of Olympic and political spending.
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As previously announced, the company will hold an earnings conference call at 10:00 a.m. E.T. today. The call can be accessed via a live webcast through the company's Investors web site, investors.TEGNA.com, or listen-only conference lines. U.S. callers should dial 1-800-768-6570 and international callers should dial 1-785-830-1942 at least 10 minutes prior to the scheduled start of the

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call. The confirmation code for the conference call is 1416348. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 1-719-457-0820. The confirmation code for the replay is 1416348. Materials related to the call will be available through the Investor Relations section of the company's web site Tuesday morning.

About TEGNA
TEGNA Inc. (NYSE: TGNA), formerly Gannett Co., Inc., is comprised of a dynamic portfolio of media and digital businesses that provide content that matters and brands that deliver. TEGNA reaches more than 90 million Americans and delivers highly relevant, useful and smart content, when and how people need it, to make the best decisions possible. TEGNA Media includes 46 television stations and is the largest independent station group of major network affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. TEGNA Digital is comprised of Cars.com, the leading online destination for automotive consumers, CareerBuilder, a global leader in human capital solutions, and other powerful brands such as G/O Digital and Cofactor. For more information, visit www.TEGNA.com.

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

TEGNA is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

# # #

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@TEGNA.com	jmgaines@TEGNA.com

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME TEGNA Inc. Unaudited, in thousands (except per share amounts)

Table No. 1
	Fourth Quarter 2015	Fourth Quarter 2014	% Increase (Decrease)
		(recast)
Net operating revenues:
Media	$462,233	$494,831	(6.6)
Digital	343,031	347,215	(1.2)
Total	805,264	842,046	(4.4)

Operating expenses:
Cost of sales and operating expenses, exclusive of depreciation	232,555	254,898	(8.8)
Selling, general and administrative expenses, exclusive of depreciation	273,571	269,680	1.4
Depreciation	20,051	25,470	(21.3)
Amortization of intangible assets	28,128	29,312	(4.0)
Facility consolidation and asset impairment charges	(75,936)	35,346	(314.8)
Total	478,369	614,706	(22.2)
Operating income	326,895	227,340	43.8

Non-operating (expense) income:
Equity loss in unconsolidated investees, net	(941)	(5,330)	(82.3)
Interest expense	(66,758)	(73,384)	(9.0)
Other non-operating items	(6,182)	444,165	(101.4)
Total	(73,881)	365,451	(120.2)

Income before income taxes	253,014	592,791	(57.3)
Provision for income taxes	81,609	90,422	(9.7)
Income from continuing operations	171,405	502,369	(65.9)
Net income attributable to noncontrolling interests	(15,463)	(18,938)	(18.3)
Net income from continuing operations attributable to TEGNA Inc.	$155,942	$483,431	(67.7)

Earnings from continuing operations per share:
Basic	$0.71	$2.14	(66.8)
Diluted	$0.69	$2.09	(67.0)

Weighted average number of common shares outstanding:
Basic	220,768	226,046	(2.3)
Diluted	225,129	231,157	(2.6)

Dividends declared per share	$0.14	$0.20	(30.0)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME TEGNA Inc. Unaudited, in thousands (except per share amounts)

Table No. 1 (continued)
	Year Ended 2015	Year Ended 2014	% Increase (Decrease)
		(recast)
Net operating revenues:
Media	$1,682,144	$1,691,866	(0.6)
Digital	1,368,801	934,275	46.5
Total	3,050,945	2,626,141	16.2

Operating expenses:
Cost of sales and operating expenses, exclusive of depreciation	923,336	954,990	(3.3)
Selling, general and administrative expenses, exclusive of depreciation	1,068,221	766,854	39.3
Depreciation	90,803	85,866	5.7
Amortization of intangible assets	114,284	65,971	73.2
Facility consolidation and asset impairment charges	(58,857)	44,961	(230.9)
Total	2,137,787	1,918,642	11.4
Operating income	913,158	707,499	29.1

Non-operating (expense) income:
Equity income (loss) in unconsolidated investees, net	(5,064)	151,462	(103.3)
Interest expense	(273,629)	(272,668)	0.4
Other non-operating items	(11,529)	404,403	(102.9)
Total	(290,222)	283,197	(202.5)

Income before income taxes	622,936	990,696	(37.1)
Provision for income taxes	202,314	234,471	(13.7)
Income from continuing operations	420,622	756,225	(44.4)
Net income attributable to noncontrolling interests	(63,164)	(68,289)	(7.5)
Net income from continuing operations attributable to TEGNA Inc.	$357,458	$687,936	(48.0)

Earnings from continuing operations per share:
Basic	$1.59	$3.04	(47.7)
Diluted	$1.56	$2.97	(47.5)

Weighted average number of common shares outstanding:
Basic	224,688	226,292	(0.7)
Diluted	229,721	231,907	(0.9)

Dividends declared per share	$0.68	$0.80	(15.0)

BUSINESS SEGMENT INFORMATION TEGNA Inc. Unaudited, in thousands of dollars

Table No. 2
	Fourth Quarter 2015	Fourth Quarter 2014	% Increase (Decrease)
		(recast)
Net operating revenues:
Media	$462,233	$494,831	(6.6)
Digital	343,031	347,215	(1.2)
Total	$805,264	$842,046	(4.4)

Operating income (net of depreciation, amortization and facility consolidation and asset impairment charges):
Media	$200,680	$243,179	(17.5)
Digital	53,924	30,905	74.5
Corporate	(17,601)	(17,801)	(1.1)
Net gain on sale of corporate headquarters building	89,892	—	***
Unallocated costs (c)	—	(28,943)	(100.0)
Total	$326,895	$227,340	43.8

Depreciation, amortization and facility consolidation and asset impairment charges:
Media	$20,173	$26,007	(22.4)
Digital	40,857	62,098	(34.2)
Corporate	(88,787)	2,023	***
Total	$(27,757)	$90,128	(130.8)

Adjusted EBITDA (a):
Media	$224,474	$270,536	(17.0)
Digital	96,205	96,114	0.1
Corporate (b)	(14,846)	(15,778)	(5.9)
Unallocated costs (c)	—	(28,943)	(100.0)
Total	$305,833	$321,929	(5.0)

(a) "Adjusted EBITDA" is a non-GAAP measure used by management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner. The definition of "Adjusted EBITDA" is provided in the section "Use of Non-GAAP Information" and Table No. 4 provides reconciliations to the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's condensed consolidated statements of income.

(b) Includes non cash rent of $1.7 million as a result of the sale of the company's McLean, VA headquarters.
(c) Unallocated expenses represent certain expenses that historically were allocated to the former Publishing Segment but that could not be allocated to discontinued operations because they were not clearly and specifically identifiable to the spun-off businesses, the accounting criteria for reclassification to discontinued operations.

BUSINESS SEGMENT INFORMATION TEGNA Inc. Unaudited, in thousands of dollars

Table No. 2 (continued)
	Year Ended 2015	Year Ended 2014	% Increase (Decrease)
		(recast)
Net operating revenues:
Media	$1,682,144	$1,691,866	(0.6)
Digital	1,368,801	934,275	46.5
Total	$3,050,945	$2,626,141	16.2

Operating income (net of depreciation, amortization and facility consolidation and asset impairment charges):
Media	$714,237	$747,020	(4.4)
Digital	229,386	119,908	91.3
Corporate	(68,418)	(71,256)	(4.0)
Net gain on sale of corporate headquarters building	89,892	—	***
Unallocated costs (c)	(51,939)	(88,173)	(41.1)
Total	$913,158	$707,499	29.1

Depreciation, amortization and facility consolidation and asset impairment charges:
Media	$81,665	$94,129	(13.2)
Digital	146,907	91,967	59.7
Corporate	(82,342)	10,702	(869.4)
Total	$146,230	$196,798	(25.7)

Adjusted EBITDA (a):
Media	$787,162	$844,880	(6.8)
Digital	379,889	214,986	76.7
Corporate (b)	(59,218)	(60,554)	(2.2)
Unallocated costs (c)	(51,939)	(88,173)	(41.1)
Total	$1,055,894	$911,139	15.9

(a) "Adjusted EBITDA" is a non-GAAP measure used by management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner. The definition of "Adjusted EBITDA" is provided in the section "Use of Non-GAAP Information" and Table No. 4 provides reconciliations to the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's condensed consolidated statements of income.

(b) Includes non cash rent of $1.7 million as a result of the sale of the company's McLean, VA headquarters.
(c) Unallocated expenses represent certain expenses that historically were allocated to the former Publishing Segment but that could not be allocated to discontinued operations because they were not clearly and specifically identifiable to the spun-off businesses, the accounting criteria for reclassification to discontinued operations.

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the related GAAP measures, and should be read together with financial information presented on a GAAP basis.

The company discusses in this report non-GAAP financial performance measures that exclude from its reported GAAP results the impact of special items consisting of workforce restructuring charges, transformation items, non-cash asset impairment charges, certain gains and expenses recognized in operating and non-operating categories and charges/(credits) to our income tax provision. The company believes that such expenses, charges and gains are not indicative of normal, ongoing operations and their inclusion in results makes for more difficult comparisons between years and with peer group companies.

The company also discusses Adjusted EBITDA, a non-GAAP financial performance measure that it believes offers a useful view of the overall operation of its businesses. Adjusted EBITDA is defined as net income from continuing operations attributable to TEGNA before (1) net income attributable to noncontrolling interests, (2) income taxes, (3) interest expense, (4) equity income (losses), (5) other non-operating items, (6) workforce restructuring, (7) other transformation items, (8) asset impairment charges, (9) depreciation and (10) amortization. When Adjusted EBITDA is discussed in reference to performance on a consolidated basis, the most directly comparable GAAP financial measure is Net income from continuing operations attributable to TEGNA. Management does not analyze non-operating items such as interest expense and income taxes on a segment level; therefore, the most directly comparable GAAP financial measure to Adjusted EBITDA when performance is discussed on a segment level is Operating income. This earnings report also discusses free cash flow, a non-GAAP liquidity measure. Free cash flow is defined as “net cash flow from operating activities” as reported on the statement of cash flows reduced by “purchase of property, plant and equipment” and increased by voluntary pension contributions, net of related tax benefit. The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund investments in new and existing businesses, return cash to shareholders under the company’s capital program, repay indebtedness, add to the company’s cash balance, or use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community.

Management uses non-GAAP financial performance measures for purposes of evaluating business unit and consolidated company performance. The company therefore believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view our businesses through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its businesses. In addition, many of our peer group companies present similar non-GAAP measures so the presentation of such measures facilitates industry comparisons. Tabular reconciliations for the non-GAAP financial measures are contained in Tables 3 through 6     attached to this news release.

NON-GAAP FINANCIAL INFORMATION TEGNA Inc. Unaudited, in thousands of dollars (except per share amounts)

Table No. 3

Reconciliations of certain line items impacted by special items to the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's condensed consolidated statements of income follow:

	GAAP Measure	Special Items				Non-GAAP Measure
	Fourth Quarter 2015	Workforce restructuring	Facility consolidation and asset impairment	Non-operating items	Special tax credit	Fourth Quarter 2015

Cost of goods sold, exclusive of depreciation	$232,555	$(4,288)	$—	$—	$—	$228,267
Selling general and administrative expenses, exclusive of depreciation	273,571	(757)	—	—	—	272,814
Facility consolidation and asset impairment	(75,936)	—	75,936	—	—	—
Operating expenses	478,369	(5,045)	75,936	—	—	549,260
Operating income	326,895	5,045	(75,936)	—	—	256,004
Other non-operating items	(6,182)	—	—	8,829	—	2,647
Total non-op (expense) income	(73,881)	—	—	8,829	—	(65,052)
Income before income taxes	253,014	5,045	(75,936)	8,829	—	190,952
Provision for income taxes	81,609	1,961	(32,140)	3,442	1,283	56,155
Net income from continuing operations attributable to TEGNA	155,942	3,084	(43,796)	5,387	(1,283)	119,334
Net income from continuing operations per share-diluted (a)	$0.69	$0.01	$(0.19)	$0.02	$(0.01)	$0.53
(a) total per share does not sum due to rounding

	GAAP Measure	Special Items				Non-GAAP Measure
	Fourth Quarter 2014	Workforce restructuring	Facility consolidation and asset impairment	Non-operating items	Special tax credit	Fourth Quarter 2014
	(recast)					(recast)

Cost of goods sold, exclusive of depreciation	$254,898	$(3,792)	$—	$—	$—	$251,106
Selling general and administrative expenses, exclusive of depreciation	269,680	(669)	—	—	—	269,011
Facility consolidation and asset impairment	35,346	—	(35,346)	—	—	—
Operating expenses	614,706	(4,461)	(35,346)	—	—	574,899
Operating income	227,340	4,461	35,346	—	—	267,147
Equity income (loss) in unconsolidated investees, net	(5,330)	—	—	4,805	—	(525)
Other non-operating items	444,165	—	—	(444,045)	—	120
Total non-op (expense) income	365,451	—	—	(439,240)	—	(73,789)
Income before income taxes	592,791	4,461	35,346	(439,240)	—	193,358
Provision for income taxes	90,422	1,660	3,928	(163,342)	129,129	61,797
Net income from continuing operations attributable to TEGNA	483,431	2,801	31,418	(275,898)	(129,129)	112,623
Net income from continuing operations per share - diluted	$2.09	$0.01	$0.14	$(1.19)	$(0.56)	$0.49

NON-GAAP FINANCIAL INFORMATION TEGNA Inc. Unaudited, in thousands of dollars (except per share amounts)

Table No. 3 (continued)

	GAAP Measure	Special Items				Non-GAAP Measure
	Year Ended 2015	Workforce restructuring	Facility consolidation and asset impairment	Non-operating items	Special tax credit	Year Ended 2015

Cost of goods sold, exclusive of depreciation	$923,336	$(6,430)	$12,709	$—	$—	$929,615
Selling general and administrative expenses, exclusive of depreciation	1,068,221	(1,135)	—	—	—	1,067,086
Facility consolidation and asset impairment	(58,857)	—	58,857	—	—	—
Operating expenses	2,137,787	(7,565)	71,566	—	—	2,201,788
Operating income	913,158	7,565	(71,566)	—	—	849,157
Other non-operating items	(11,529)	—	—	10,282	—	(1,247)
Total non-op (expense) income	(290,222)	—	—	10,282	—	(279,940)
Income before income taxes	622,936	7,565	(71,566)	10,282	—	569,217
Provision for income taxes	202,314	2,899	(30,514)	(2,295)	3,305	175,709
Net income from continuing operations attributable to TEGNA	357,458	4,666	(41,052)	12,577	(3,305)	330,344
Net income from continuing operations per share - diluted (a)	$1.56	$0.02	$(0.17)	$0.05	$(0.01)	$1.44
(a) total per share does not sum due to rounding

	GAAP Measure	Special Items				Non-GAAP Measure
	Year Ended 2014	Workforce restructuring	Facility consolidation and asset impairment	Non-operating items	Special tax credit	Year Ended 2014
	(recast)					(recast)

Cost of goods sold, exclusive of depreciation	$954,990	$(5,816)	$—	$—	$—	$949,174
Selling and general and administrative expenses, exclusive of depreciation	766,854	(1,026)	—	—	—	765,828
Amortization of intangible assets	65,971	—	(4,480)	—	—	61,491
Facility consolidation and asset impairment	44,961	—	(44,961)	—	—	—
Operating expenses	1,918,642	(6,842)	(49,441)	—	—	1,862,359
Operating income	707,499	6,842	49,441	—	—	763,782
Equity income in unconsolidated investees, net	151,462	—	—	(137,199)	—	14,263
Other non-operating items	404,403	—	—	(404,674)	—	(271)
Total non-op (expense) income	283,197	—	—	(541,873)	—	(258,676)
Income before income taxes	990,696	6,842	49,441	(541,873)	—	505,106
Provision for income taxes	234,471	2,545	9,059	(203,234)	109,933	152,774
Net income from continuing operations attributable to TEGNA	687,936	4,297	40,382	(338,639)	(109,933)	284,043
Net income from continuing operations per share - diluted (a)	$2.97	$0.02	$0.17	$(1.46)	$(0.47)	$1.22
(a) total per share does not sum due to rounding

NON-GAAP FINANCIAL INFORMATION TEGNA Inc. Unaudited, in thousands of dollars

Table No. 4

Reconciliations of Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's condensed consolidated statements of income follow:

Fourth Quarter 2015:
	Media	Digital	Corporate	Consolidated Total

Net income from continuing operations attributable to TEGNA Inc. (GAAP basis)				$155,942
Net income attributable to noncontrolling interests				15,463
Provision for income taxes				81,609
Interest expense				66,758
Equity loss in unconsolidated investees, net				941
Other non-operating items				6,182
Operating income (GAAP basis)	$200,680	$53,924	$72,291	$326,895
Workforce restructuring	3,621	1,424	—	5,045
Other transformation costs	3,006	1,988	962	5,956
Asset impairment charges	—	8,000	—	8,000
Gain on sale of Corporate HQ building, net	—	—	(89,892)	(89,892)
Adjusted operating income (non-GAAP basis)	207,307	65,336	(16,639)	256,004
Depreciation	11,676	8,232	143	20,051
Amortization	5,491	22,637	—	28,128
Non-cash rent	—	—	1,650	1,650
Adjusted EBITDA (non-GAAP basis)	$224,474	$96,205	$(14,846)	$305,833

Fourth Quarter 2014 (recast):
	Media	Digital	Corporate	Unallocated Costs	Consolidated Total

Net income from continuing operations attributable to TEGNA Inc. (GAAP basis)					$483,431
Net income attributable to noncontrolling interests					18,938
Provision for income taxes					90,422
Interest expense					73,384
Equity loss in unconsolidated investees, net					5,330
Other non-operating items					(444,165)
Operating income (GAAP basis)	$243,179	$30,905	$(17,801)	$(28,943)	$227,340
Workforce restructuring	1,350	3,111	—	—	4,461
Other transformation costs	4,104	—	—	—	4,104
Asset impairment charges	—	31,242	—	—	31,242
Adjusted operating income (non-GAAP basis)	248,633	65,258	(17,801)	(28,943)	267,147
Depreciation	15,860	7,587	2,023	—	25,470
Amortization	6,043	23,269	—	—	29,312
Adjusted EBITDA (non-GAAP basis)	$270,536	$96,114	$(15,778)	$(28,943)	$321,929

NON-GAAP FINANCIAL INFORMATION TEGNA Inc. Unaudited, in thousands of dollars

Table No. 4 (continued)

Year Ended 2015:
	Media	Digital	Corporate	Unallocated Costs	Consolidated Total

Net income from continuing operations attributable to TEGNA Inc. (GAAP basis)					$357,458
Net income attributable to noncontrolling interests					63,164
Provision for income taxes					202,314
Interest expense					273,629
Equity loss in unconsolidated investees, net					5,064
Other non-operating items					11,529
Operating income (GAAP basis)	$714,237	$229,386	$21,474	$(51,939)	$913,158
Workforce restructuring	3,969	3,596	—	—	7,565
Other transformation items	(4,631)	13,095	962	—	9,426
Asset impairment charges	—	8,900	—	—	8,900
Gain on sale of Corporate HQ building, net	—	—	(89,892)	—	(89,892)
Adjusted operating income (non-GAAP basis)	713,575	254,977	(67,456)	(51,939)	849,157
Depreciation	51,131	33,084	6,588	—	90,803
Amortization	22,456	91,828	—	—	114,284
Non-cash rent	—	—	1,650	—	1,650
Adjusted EBITDA (non-GAAP basis)	$787,162	$379,889	$(59,218)	$(51,939)	$1,055,894

Year Ended 2014 (recast):
	Media	Digital	Corporate	Unallocated Costs	Consolidated Total

Net income from continuing operations attributable to TEGNA Inc. (GAAP basis)					$687,936
Net income attributable to noncontrolling interests					68,289
Provision for income taxes					234,471
Interest expense					272,668
Equity income in unconsolidated investees, net					(151,462)
Other non-operating items					(404,403)
Operating income (GAAP basis)	$747,020	$119,908	$(71,256)	$(88,173)	$707,499
Workforce restructuring	3,731	3,111	—	—	6,842
Other transformation costs	18,199	—	—	—	18,199
Asset impairment charges	—	31,242	—	—	31,242
Adjusted operating income (non-GAAP basis)	768,950	154,261	(71,256)	(88,173)	763,782
Depreciation	51,813	23,351	10,702	—	85,866
Adjusted amortization (non-GAAP basis)	24,117	37,374	—	—	61,491
Adjusted EBITDA (non-GAAP basis)	$844,880	$214,986	$(60,554)	$(88,173)	$911,139

NON-GAAP FINANCIAL INFORMATION TEGNA Inc. Unaudited, in thousands of dollars

Table No. 5

"Free cash flow" is a non-GAAP liquidity measure used in addition to and in conjunction with results presented in accordance with GAAP. Free cash flow should not be relied upon to the exclusion of GAAP financial measures.

	Fourth Quarter 2015	Year Ended 2015

Net cash flow from operating activities	$133,873	$613,106
Purchase of property, plant and equipment	(43,870)	(118,767)
Voluntary pension employer contribution	—	100,000
Tax benefit for voluntary pension employer contribution	—	(37,200)
Free cash flow	$90,003	$557,139

TAX RATE CALCULATION TEGNA Inc. Unaudited, in thousands of dollars

Table No. 6

The calculations of the company's effective tax rate on a GAAP and non-GAAP basis are below:

	GAAP		Non-GAAP
	Fourth Quarter 2015	Fourth Quarter 2014	Fourth Quarter 2015	Fourth Quarter 2014
		(recast)		(recast)

Income before taxes (per Table 3)	$253,014	$592,791	$190,952	$193,358
Noncontrolling interests (per Table 1)	(15,463)	(18,938)	(15,463)	(18,938)
Income before taxes attributable to TEGNA	$237,551	$573,853	$175,489	$174,420

Provision for income taxes (per Table 3)	$81,609	$90,422	$56,155	$61,797

Effective tax rate	34.4%	15.8%	32.0%	35.4%

	GAAP		Non-GAAP
	Year Ended 2015	Year Ended 2014	Year Ended 2015	Year Ended 2014
		(recast)		(recast)

Income before taxes (per Table 3)	$622,936	$990,696	$569,217	$505,106
Noncontrolling interests (per Table 1)	(63,164)	(68,289)	(63,164)	(68,289)
Income before taxes attributable to TEGNA	$559,772	$922,407	$506,053	$436,817

Provision for income taxes (per Table 3)	$202,314	$234,471	$175,709	$152,774

Effective tax rate	36.1%	25.4%	34.7%	35.0%